Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between William Lynch (“Employee”), HSN General Partner LLC, a Delaware limited liability company (the “Company” or “HSN”), and IAC/InterActiveCorp, a Delaware corporation (“IAC”) (solely for purposes of Sections lA and 3A(c) of this Agreement and Section 3 of the Standard Terms and Conditions), and is effective November 19, 2007 (the “Effective Date”).

WHEREAS, Employee has been serving as Executive Vice President/General Manager HSN.com and Chief Executive Officer of Gifts.com;

WHEREAS, Employee and IAC are parties to an Employment Agreement (the “Prior Agreement”), dated as of October 20, 2006, which, the parties intend will be superseded (save as provided in Section 3 of the Standard Terms and Conditions); and

WHEREAS, the Company desires to establish its right to the services of Employee, in the capacities described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT. The Company agrees to employ Employee as Executive Vice President HSN.com, Marketing and Content and Chief Executive Officer of Gifts.com, and Employee accepts and agrees to such employment. During Employee’s employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein. During Employee’s employment with the Company, Employee shall report directly to the CEO, IAC Retailing or to such person(s) as from time to time may be designated by the Company (hereinafter referred to as the “Reporting Officer”). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position and status. Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time. Employee’s principal place of employment shall be HSN’s offices located in St. Petersburg, Florida.

Notwithstanding the foregoing paragraph, Employee will endeavor to hire a general manager for Gifts.com, which hire shall be satisfactory to IAC, to assume day-to-day operating authority over that business. Upon hiring the new general manager, Employee shall no longer hold the position of Chief Executive Officer of Gifts.com and shall, through December 31, 2008, assist with transition matters relating to Gifts.com and otherwise be available for consultation with, and provide assistance to, Gifts.com concerning its general operations (collectively, the “Consulting Services”), in each case as may be reasonably requested by IAC or Gifts.com. To the extent Employee or the Company reasonably believes that the provision of the Consulting

Services is interfering with Employee’s ability to perform his duties for the Company as provided hereunder, Employee, the Company and IAC shall work together to find a mutually satisfactory solution that will enable Employee to perform his Company related duties as required, as well as provide the Consulting Services. However, notwithstanding any action taken pursuant to this Paragraph, Employee shall remain considered the Chief Executive Officer of Gifts.com for the purpose of the Restricted Stock Unit Agreement dated December 30, 2004 among GiftCo, Inc., IAC and the persons listed on Exhibit A thereto (the “Gifts RSU Agreement”).

2A.                             TERM OF AGREEMENT. The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue for three (3) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3A.                             COMPENSATION.

(a)                                  BASE SALARY. During the Term of this Agreement, the Company shall pay Employee an annual base salary of $450,000 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time. The Base Salary shall be reviewed annually by HSN in a manner consistent with the evaluations provided for similarly situated executives of HSN for their base salaries.

(b)                                 DISCRETIONARY BONUS. During the Term, Employee shall he eligible to receive discretionary annual bonuses; provided that Employee’s target bonus shall be 60% of the then existing Base Salary.

(c)                                  EQUITY COMPENSATION.

(i)                                     GiftCo Restricted Stock Units. The Company acknowledges that GiftCo, Inc. has granted to Employee 500 restricted stock units (the “Gifts.com Units”) subject to the terms and conditions of the Gifts RSU Agreement. The Gifts.com Units shall continue to vest as provided under the Gifts RSU Agreement while Employee continues as Chief Executive Officer of Gifts.com and thereafter for as long as Employee is available to provide Consulting Services (regardless of the continued employment requirements for vesting contained in the Gifts RSU Agreement), and the Gifts.com Units will continue to be subject to the Gifts RSU Agreement, including with respect to timing of valuation and settlement of the units.

(ii)                                  IAC Restricted Stock Units.

(a) Subject to the approval of the Compensation Committee of the Board of Directors of IAC (the “Compensation Committee”) and Employee’s continued performance of services for HSN, Employee shall be granted, under the IAC 2005 Stock & Annual Incentive Plan, an award of 50,000 restricted stock units (the “2007 RSU Award”). The vesting and other terms for the 2007 RSU Award are set forth in the form of Award Notice and related Terms and Conditions attached as Exhibit A hereto. In the

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event of any conflict or ambiguity between this Agreement and the Terms and Conditions, the Terms and Conditions shall control.

(b) It is agreed and understood that Employee has been granted an award of 11,768 Restricted Stock Units from IAC pursuant to a Restricted Stock Unit Agreement dated February 16, 2007 between Employee and IAC (“IAC RSU Agreement”). In addition to the 2007 RSU Award, the prior award pursuant to the IAC RSU Agreement shall remain in full force and effect, and the restricted stock units provided by the IAC RSU Agreement shall continue to vest on the schedule and terms set forth in the IAC RSU Agreement.

(d)                                 BENEFITS. From the Effective Date through the date of termination of Employee’s employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(i)                                    Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii)                                 Paid Time Off. During the Term, Employee shall be entitled to paid time off per year, in accordance with the plans, policies, progr ams and practices of the Company applicable to similarly situated employees of the Company generally.

(iii)                              Housing Expense. During the Term and for so long as Employee continues to be Chief Executive Officer of Gifts.com, Employee shall be entitled to reimbursement for the reasonable expenses incurred by Employee in connection with renting a place to live in the Los Angeles, California metropolitan area for Employee’s use in connection with his employment, subject to a maximum of $4,000 per month. Employee may request Gifts.com to make payments directly to the landlord and/or owner of the rented premises if such direct payment is beneficial to both parties.

4A.                             NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	HSN General Partner LLC
1 HSN Drive
St. Petersburg, Florida 33729
Attention: General Counsel

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If to IAC:	IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention: General Counsel

If to Employee:	William J. Lynch, Jr.
2415 West Sunset Drive
Tampa, FL 33629

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Pinellas or Hillsborough Counties or, if not maintainable therein, then in an appropriate Florida state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.                             COUNTERPARTS. This Agreement may be executed in several counterparts, including facsimiles and PDF format, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.                             STANDARD TERMS AND CONDITIONS. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.                             SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, if this Agreement or any benefit paid to Employee hereunder is subject to Section 409A and if Employee is a “Specified Employee” (as defined under Section 409A) as of the date of Employee’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Employee hereunder during the first six (6) month period beginning the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) moth period (and the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly). In no event shall the Company he required to pay Employee any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder.

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[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Employee has executed and delivered this Agreement on                                        , 2007.

HSN GENERAL PARTNER LLC

/s/ Lisa Letizio
By: Lisa Letizio
Title: EVP, Human Resources

IAC/INTERACTIVECORP
(Solely for purposes of Sections 1A and 3A(c))

/s/ Gregory R. Blatt
By: Gregory R. Blatt
Title: EVP, General Counsel & Secretary

/s/ William J. Lynch, Jr.
William J. Lynch, Jr.

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STANDARD TERMS AND CONDITIONS

1.                                      TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a)                             DEATH. In the event Employee’s employment hereunder is terminated by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death in a lump sum in cash, Employee’s Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph
1(f) below).

(b)                            DISABILITY. If, as a result of Employee’s incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Employee by the Company (in accordance with Section 4A hereof), Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with the Company due to Disability, the Company shall continue to pay Employee’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee’s employment due to Disability, the Company shall pay Employee within thirty (30) days of such termination (i) Employee’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph l(f) below).

(c)                             TERMINATION FOR CAUSE. The Company may terminate Employee’s employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment for the commission of a felony offense by Employee, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement including, without limitation, the obligation to pay the Base Salary; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a knowing and material breach by Employee of any of the covenants made by Employee in Section 2 hereof; (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; or (v) a knowing and material violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest that, in the case of the conduct described in clause (iii), (iv) or (v) above, if curable, is not cured by Employee within 30 days after Employee is provided with written notice thereof. In the event of Employee’s termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).

(d)                            TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON. If Employee’s employment is terminated by the Company for any reason other than Employee’s death or Disability or for Cause or if Employee resigns for Good Reason (as defined below), then (i) the Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; (ii) the vesting of the 2007 RSU Award, IAC RSU Agreement, and Gifts RSU Agreement shall be as is provided for in the terms and conditions for each such award; and (iii) the Company shall pay Employee within 30 days of the date of such termination, or such shorter period of time as may be required by applicable law, in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below). Employee acknowledges and agrees that the payment to Employee of the severance benefits described in this Section 1(d) constitutes good and valuable consideration for, and shall be subject to, Employee’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates. As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s prior consent: (A) the material reduction in Employee’s title or duties as it relates to his position with the Company (it being understood that this clause shall not be triggered upon Employee ceasing hold the position of Chief Executive Officer of Gifts.com), (B) a material adverse change in reporting structure ; provided that the implementation of a Reporting Officer who reports to the CEO, IAC Retailing would not trigger this Section 1(d)(B) as long as Employee’s change in reporting structure is consistent with changes being implemented for other Executive Vice Presidents of the Company, or (C) the relocation of Employee’s principal place of employment more than 50 miles outside the St. Petersburg metropolitan area, provided that in no event shall Employee’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (C) shall have occurred and Employee provides the Company with written notice thereof within 30 days after the Employee has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Employee believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Employee resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

(e)                             MITIGATION; OFFSET. In the event of termination of Employee’s employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or to take any action to mitigate the amounts payable under Section 1 hereof. The Company shall be obligated to compensate Employee pursuant to the terms of this Agreement. If Employee obtains other employment during the Term, the amount of any payment or benefit provided for under Section 1 hereof which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer after the date of Employee’s termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from another employer. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company regarding Employee’s employment status following termination and during the period encompassing the Term.

(f)                                    ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any; and (iii) the value of any accrued paid time off in accordance with the policies and procedures of the Company.

2.                                       CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                             CONFIDENTIALITY. Employee acknowledges that, while employed by the Company, Employee will occupy a position of trust and confidence. The Company shall provide Employee with Confidential Information (as defined below). Employee shall not, except as may be required to perform Employee’s duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates (which for this Section 2(a), shall include Gifts.com whether or not within the definition below of affiliate). “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Employee’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)                            NON-COMPETITION. During Employee’s employment with the Company and for twelve (12) months thereafter, Employee shall not, directly or indirectly, on behalf of Employee or on behalf of or with any other person, enterprise or entity, in any individual or representative capacity, engage or participate in any business, including its affiliated Internet entities, that is in competition with the Company or any subsidiary or affiliate of the Company in the United States of America in the field of television retailing, including, without limitation, QVC or Shop NBC (formerly called ValueVision), as well as any company which subsequently enters the field of television retailing as its primary business or in any other business of a type substantially similar to any business for which Employee is or becomes responsible during the

Term provided that such business is ancillary to or materially incorporates television retailing (collectively, the “Competing Companies”). Employee’s obligations under this Section shall continue during the Term and for the period after the Term set forth above and shall not, for any reason, cease upon termination of Employee’s employment with the Company. Regardless of any language to the contrary, Employee shall be permitted to work with GiftCo, Inc. in accordance with Section 1A and as may be required or requested by IAC. Notwithstanding anything else contained in this Section, Employee may own, for investment purposes only, up to five percent (5%) of the stock of any Competing Company if it is a publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System and if Employee is not otherwise affiliated with or participating in such corporation. As used herein, “participate” means lending one’s name to, acting as consultant or advisor to, being employed by or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant or otherwise. In the event that (1) the Company or any of its subsidiaries or affiliates places, or has placed for it, all or substantially all of its assets up for sale within one (1) year after termination of Employee’s employment hereunder or (2) Employee’s employment is terminated in connection with the disposition of all or substantially all of such assets (whether by sale of assets, equity or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to he bound by, the terms and conditions of any non-competition provisions relating to the purchase and sale agreement for such assets, without any consideration beyond that expressed in this Agreement, provided that the purchase and sale agreement is negotiated in good faith with customary terms and provisions and the transaction contemplated thereby is consummated. Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 2(b) which extend beyond twelve (12) months, in each case from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in this Section 2(b). The twelve (12) month time period referred to above shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of this Section 2(b) so that Employee is restricted from engaging in the conduct referred to in this Section 2(b) for a full twelve (12) months.

(c)                                  NON-SOLICITATION OF EMPLOYEES. Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates (including Gifts.com) relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee’s business position with the Company. Employee agrees that, during Employee’s employment hereunder (and for a period of 12 months thereafter), Employee will not, directly or indirectly, hire or solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee’s duties hereunder.

(d)                            PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments shall be works made for hire by the Employee for the Company or any of its subsidiaries or affiliates. “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from, is derivative of, or is suggested by, in whole or in part, any (a) undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, (b) interaction with other employees of the Company or any of its subsidiaries or affiliates, or (c) information (including Confidential Information) or ideas made available to Employee by virtue of, or in connection with, Employee’s employment with the Company, in any case, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(e)                             COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist and made available to employees generally from time to time.

(f)                               REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee’s notice to cure any such breach.

Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(g)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.             TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and IAC or GiftCo, Inc. with respect to the subject matter of this Agreement, including the Prior Agreement, but other than the Gifts.com Units, the Gifts RSU Agreement, and the IAC RSU Agreement dated February 16, 2007. In addition, both the Company and Employee acknowledge that subject to approval of the IAC Compensation Committee, there will also exist Terms and Conditions covering the IAC 2007 RSU Award referenced in this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.             ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5.             WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.             WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8.             SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.             INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 1(c) of this Agreement.

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ACKNOWLEDGED AND AGREED:

Date:	November 19, 2007

HSN GENERAL PARTNER LLC

/s/ Lisa Letizio
By: Lisa Letizio
Title: EVP, Human Resources

IAC/INTERACTIVECORP
(Solely for purposes of Section 3)

/s/ Gregory R. Blatt
By: Gregory R. Blatt
Title: EVP, General Counsel & Secretary

/s/ William J. Lynch, Jr.
William J. Lynch, Jr.

Exhibit A

Notice of 2007 Restricted Stock Unit Award Granted Under the
IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan

Award Recipient:	William Lynch

Award Date:	t/b/c , 2007

Annual Vesting Award:	50,000 RSUs

Annual Vesting Award Vesting Schedule:	Subject to continued employment with IAC or its subsidiaries, your 2007 Annual Vesting Award shall vest as follows:

	Vesting Schedule	Shares Vesting

	November 19, 2008	8,300

	November 19, 2009	9,150

	November 19, 2010	10,850

	November 19, 2011	10,850

	November 19, 2012	10,850

Terms and Conditions:	The Award is subject to its Terms and Conditions attached hereto and to the Plan posted on http://corp.iac.com/HR/IACStock.aspx and www.benefitaccess.com and are incorporated herein by reference.

Without a complete review of these documents, you will not have a full understanding of all the material terms of your 2007 IAC equity award. In addition, you will be required to acknowledge and accept the Terms and Conditions applicable to your 2007 IAC equity awards. Your failure to do so upon request will result in these awards being null and void.

Exhibit A

Terms and Conditions for Annual Vesting Awards

Overview

These Terms and Conditions apply to Annual Vesting Awards of restricted stock units granted pursuant to Section 7 of the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (the “Plan”). You were notified of your Annual Vesting Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

In order for your Annual Vesting Award to vest, you must be continuously employed by IAC or any of its Subsidiaries or Affiliates (excluding Expedia, Inc. and its subsidiaries) during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of IAC or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the Plan, the RSUs in respect of your Annual Vesting Award shall vest and no longer he subject to any restriction (such period during which restrictions apply is the “Restriction Period”) as follows:

Vesting Date	Number of Shares Vesting

November 19, 2008	8,300

November 19, 2009	9,150

November 19, 2010	10,850

November 19, 2011	10,850

November 19, 2012	10,850

Termination of Employment

Upon the termination of your employment by IAC or any of its Subsidiaries or Affiliates for any reason other than your death or Disability or for Cause or if you resign for Good Reason (as defined in your Employment Agreement) during the Restriction Period, the portion of your Annual Vesting Award that would have vested through the date of your termination of employment if the Annual Vesting Award vested in equal installments of 20% per year (or 10,000 RSUs) shall vest, and the remaining unvested portion of your Annual Vesting Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment. For example, if you resign for Good Reason on September 19, 2010 (e.g. after the second vesting of RSU’s but prior to the November 19, 2010 vesting), 2,550 RSUs will vest and the remaining 30,000 RSUs will be forfeited and canceled.

If your employment is terminated by IAC or any of its Subsidiaries or Affiliates for Cause, or if following any termination of employment between you and IAC or any of its Subsidiaries or Affiliates for any reason IAC determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for termination for Cause, your Annual Vesting Award shall be forfeited and canceled in its entirety upon such termination, and IAC may cause you, immediately upon notice, either to return the shares or cash issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for termination for Cause or to pay IAC an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs. This remedy shall be without prejudice to, or waiver of, any other remedies IAC or its Subsidiaries or Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Annual Vesting Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. For each RSU settled, IAC shall (i) if you are employed within the United States, issue one share of Common Stock for each RSU vesting or (ii) if you are employed outside the United States, pay, or cause to be paid, to you an amount of cash equal to the Fair Market Value of one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, IAC shall be entitled to hold the shares or cash issuable to you upon settlement of all RSUs that have vested until IAC or the agent selected by IAC to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, IAC or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of IAC’s withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to IAC, or make arrangements satisfactory to IAC regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock; Change in Control

In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of IAC (each, a “Share Change”),

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or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting IAC or any of its Subsidiaries (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board will make such substitutions or adjustments, if any, as it, in its good faith and sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs. The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients (including, but not limited to, recipients of Annual Vesting Awards).

In the event you cease to be employed by either IAC or any of its Subsidiaries or Affiliates within the two year period following a Change in Control as a result of (i) a termination by IAC or any of its Subsidiaries or Affiliates without Cause, (ii) your death or Disability or (iii) a resignation by you for Good Reason (as defined in Section 10 of the Plan), then upon the occurrence of such termination of employment, 100% of your Annual Vesting Award shall automatically vest.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs. Notwithstanding the foregoing, if IAC declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Annual Vesting Award, you will be credited with additional amounts for each RSU underlying such Annual Vesting Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Change in Control” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not he effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict

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between the Award Notice (or any other information posted on IAC’s extranet or given to you directly or indirectly through the Agent (including information posted on www. benefitaccess.com)) and IAC’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on IAC’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess. com)), IAC’s books and records shall control.

Amendment

IAC may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which IAC, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Annual Vesting Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Accordingly, if any amounts or benefits payable in respect of your Annual Vesting Award are (i) payable upon a termination of employment and (ii) if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the first business day after the date that is six months following your termination of employment.

In no event shall IAC be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Annual Vesting Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on IAC’s extranet and www.benefitaccess.com or communicated (either directly by IAC or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions to determine whether any changes have been made.

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